Exhibit (c)(5)


                        BALCOR EQUITY PROPERTIES - XII



                                             Range of Value
                                                (Per Unit)
                                             --------------
                                               Low     High
                                              -----    ----
          November 1995 Valuation:
               Alex Brown Real Estate Value    $315    $289
               Working Capital Value             15      15
                                               ----    ----
                    Total Value                $330    $404
                                               ====    ====


          March 1996 Valuation:
               November 1995 Alex Brown
                 Real Estate Value             $315    $389
               Working Capital Value (1)         12      12
                                               ----    ----
                    Total Value                $327    $401
                                               ====    ====



  (1) Working Capital Value reflects the sum of cash and other current assets of the partnership less current liabilities. The Working Capital Value has been adjusted to reflect changes in the net operations of the properties, the administrative expenses of the partnership and any distributions to the investors.